Exhibit 99.1

PRESS RELEASE

	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
FOR IMMEDIATE RELEASE		713-947-4422

Ken Dennard / ksdennard@drg-l.com
Karen Roan / kcroan@drg-l.com
DRG&L / 713-529-6600

POWELL INDUSTRIES ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

HOUSTON — DECEMBER 18, 2012 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management and control of electrical energy and other critical processes, today announced two changes to the Board of Directors, both effective December 12, 2012. Stephen W. Seale announced his retirement after 27 years as a member of the Board, and John D. White has been elected to fill this vacancy.

Thomas W. Powell, Chairman of the Board, stated, “We would like to thank Mr. Seale for his significant contributions to Powell during his many years of service as a director of the Company. During his time on the Board, he served on both the Audit and Compensation Committees, chaired the Audit Committee, as well as supported our efforts in the areas of project management and information technology. His leadership and guidance will be greatly missed.

“We are delighted that John has agreed to join the Powell Board of Directors and serve on the Nominating and Governance Committee. He brings demonstrated leadership expertise to Powell, including many years of experience in the energy and power sectors. The Board of Directors and the management team look forward to his contributions to our organization,” concluded Powell.

Mr. White has been a Partner at Murphree Venture Partners, LP since 2008, serving on the boards of a number of portfolio companies. Between 2009 and 2011, he was also Managing Director of The Wind Alliance and co-founder of the Standard Renewable Energy Group, LLC. He was a member of the Board of Regents for the Texas A&M University System from 2003 through 2009 and reappointed in 2011, serving as Chairman 2005-2007 and Vice Chairman 2007-2009. Mr. White was an attorney for Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP from 2003 until 2006, and prior to 2003, he was with Winstead PC. Mr. White holds a B. A. from Texas A & M University and a J.D. from the University of Texas Law School. He is a member of the American, Texas and Houston Bar Associations.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the control, distribution and management of electrical energy and other dynamic processes. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.

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